Exhibit (j)(2)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Shareholders of:
WPG Core Bond Fund (the predecessor fund to Robeco WPG Core Bond Fund of The RBB Fund, Inc.), WPG Large Cap Growth Fund (the predecessor fund to Robeco WPG Large Cap Growth Fund), and WPG Tudor Fund (the predecessor fund to Robeco WPG Tudor
Fund) (collectively the "WPG Funds")

We consent to the incorporation by reference, in this Registration Statement on Form N-1A, of our report dated February 14, 2005, with respect to the statements of assets and liabilities of WPG Funds, as of December 31, 2004, and the related statements of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five year period then ended.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Statement of Additional Information.


/s/ KPMG LLP

KPMG LLP
New York, New York
December 27, 2005